Exhibit 10.3
PRINCETON NATIONAL BANCORP, INC.
2005 DEFERRED COMPENSATION PLAN
     1. Establishment. Princeton National Bancorp, Inc., a Delaware corporation (the “Company”), hereby amends and restates the Princeton National Bancorp, Inc. 2005 Deferred Compensation Plan (the “Plan”) in order to comply with the applicable provisions of the American Jobs Creation Act of 2004.
     2. Effective Date. The Plan shall become effective January 1, 2005.
     3. Purpose. The Plan has the purpose of advancing the interests of the Company, the Company’s subsidiary corporation and the shareholders of the Company by helping the Company attract and retain the services of highly qualified executives, upon whose judgment, initiative and efforts the Company is substantially dependent. The Plan also has the objective of providing a means for executives of the Company to accumulate savings through deferral of the payment of their Compensation and to defer the taxation of such Compensation.
     4. Compliance with Law. The Company intends that this Plan comply with the applicable provisions of applicable law, including, by way of example and not limitation, Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) and the regulations promulgated thereunder. Any provision of this Plan which is not in compliance with such laws shall be deemed amended in such matter as is necessary to comply with applicable law and the Participant’s rights under this Plan shall be subject to the provisions of the Plan so amended.
     5. Definitions
     Bank. The term “Bank” shall mean Citizens First National Bank.
     Board of Directors. The term “Board of Directors” or “Board” shall mean the Board of Directors of the Company.
     Change in Control. A “Change in Control” shall be deemed to occur on the earliest of:
(i)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of capital stock of Company entitled to exercise more than 30% or more of the outstanding voting power of all capital stock of Company entitled to vote for the election of directors (“Voting Stock”);

(ii)	The commencement by any entity, person, or group (other than Company or a subsidiary of Company) of a tender offer or an exchange offer for more than 30% of the outstanding Voting Stock of Company;

(iii)	The effective time of (A) a merger or consolidation of Company with one or more other corporation as a result of which the holders of the outstanding Voting Stock of Company immediately prior to such merger or consolidation hold less than 70% of the Voting Stock of the surviving or resulting corporation or (B) a transfer of 30% or more of the Voting Stock, or substantially all of the property of Company, other than to an entity of which Company owns at least 50% of the Voting Stock; or

(iv)	The effective time of (A) a merger or consolidation of the Bank with one or more other corporations as a result of which the holders of the outstanding Voting Stock of the Bank immediately prior to such merger or consolidation hold less than 70% of the Voting Stock of the surviving or resulting corporation or (B) a transfer of 30% or more of the Voting Stock, or substantially all of the property of the Bank, other than to an entity of which Company or the Bank owns at least 50% of the Voting Stock.
          Notwithstanding the above, no event shall be considered a Change of Control, unless the event also constitutes a change in the ownership or effective control pursuant to Code Section 409A(a)(2)(A)(v) and the final regulations promulgated thereunder.
     Company. The term “Company” shall mean the Princeton National Bancorp, Inc., a Delaware Corporation and its successors and assigns.
     Compensation. The term “Compensation” shall mean the total salary, bonus and other cash compensation payable to a Participant.
     Compensation Committee. The term “Compensation Committee” shall mean the Compensation Committee of the Company’s Board of Directors.
     Crediting Rate. Except as provided below, for any Plan Year, the term “Crediting Rate” shall mean the prime rate as of the first day of the applicable Plan Year minus one and one-half percent. Effective for Plan Years beginning on or after January 1, 2009, the term “Crediting Rate” shall mean the greater of the prime rate as of the first day of the applicable Plan Year minus one and one-half percent or four percent (4%). In all cases, the prime rate shall be the prime rate that is published in the Wall Street Journal, Midwest Edition.
     Deferral Account. The term “Deferral Account” shall have the meaning given in Section 7 of the Plan.
     Discretionary Contribution. The term “Discretionary Contribution” shall mean a contribution by the Company to a Participant’s Deferral Account as authorized by the Compensation Committee of the Board of Directors of the Bank, in its sole discretion. Such contributions may be authorized and further subject to the terms and conditions of an employment agreement between the Company and a Participant.

     Discretionary Contribution Account. The term “Discretionary Contribution Account” shall mean the portion of the Deferral Account attributable to Discretionary Contributions.
     Disability. The term “Disability” shall mean an inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or is by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     Election Agreement. The term “Election Agreement” shall mean each and every Election Agreement executed by an Eligible Executive and delivered to the Company hereunder, the form of which is attached to the Plan as Exhibit A, and is incorporated by reference herein.
     Eligible Executive. The term “Eligible Executive” shall mean any present or future executive of the Company, or any affiliate of Company, that adopts this Plan.
     Key Employee. The term “Key Employee” shall have the meaning as set forth in Section 416(i) of the Internal Revenue Code of 1986.
     Matching Contribution. The term “Matching Contribution” shall mean any contribution to a Participant’s Deferral Account made by the Company, in its sole discretion, based on the amount of the Participant’s deferral of Compensation.
     Participant. The term “Participant” shall mean any past or present Eligible Executive who has executed and delivered an Election Agreement to the Company. The Compensation Committee shall have the discretion to determine whether any executive of the Company shall be eligible to participate in this Plan, provided that the executive selected for participation in the Plan is a member of a select group of management or a highly compensated employee.
     Payment Date. The term “Payment Date” shall mean the earliest to occur of the following dates:
(i)	Separation from Service, or in the case of a Key Employee, 6 months following Separation from Service; or;

(ii)	the Participant’s death;

(iii)	the Participant’s Separation from Service due to Disability;

(iv)	the date of a Change in Control of the Company; or

(v)	the date of an Unforeseeable Emergency.

     Plan. The term “Plan” shall mean the Princeton National Bancorp 2005 Deferred Compensation Plan, as it may be amended from time to time.
     Plan Year. The Plan Year shall be January 1 to December 31 of each year.
     Separation from Service. The term “Separation from Service” shall mean the Participant’s termination of employment for any reason other than death provided that the termination of employment is a Separation from Service as defined in Section 409A and the regulations promulgated thereunder.
     Specified Employee. The term “Specified Employee” shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of the Company or its Affiliates if any stock of the Company is publicly traded on an established securities market or otherwise.
     Unforeseeable Emergency. The term “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.
     6. Executive Elections. Each Eligible Executive shall be given an opportunity by the Company on an annual basis to defer Compensation which such Eligible Executive has the opportunity to earn during the next succeeding Plan Year through service as an Eligible Executive. In order to participate in the Plan for a particular Plan Year, an Eligible Executive must elect in writing to participate, and such election must be made at least one month prior to the first day of the applicable Plan Year, unless otherwise specified by the Compensation Committee, except that the election for the first Plan Year may be made at any time prior to the first day of its effective date. Newly Eligible Executives shall make his or her election within 30 days following the date on which he or she first becomes eligible to participate in the Plan. An Eligible Executive may elect to defer receipt of any portion of Compensation payable for the next succeeding Plan Year. An Eligible Executive or Participant may not change an election for a Plan Year on or after the first day of that Plan Year (except in the case of an Unforeseeable Emergency, and then, only to the extent permitted by Section 409A and the regulations promulgated thereunder, as determined by the Compensation Committee).
     To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement.
     7. Deferral Account
          (a) Establishment of Deferral Account. The Company shall establish and maintain a Deferral Account for each Participant. The Deferral Account shall reflect all entries required to be made pursuant to the terms and conditions of the Participant’s Election Agreements made under Plan.

          (b) Credits to Deferral Account. The Company shall credit to a Participant’s Deferral Account the Compensation that would be payable to the Participant, had the Participant not elected to participate in the Plan. Such crediting shall occur as of the date on which the Participant would have otherwise received the Compensation being deferred pursuant to the Plan absent the Participant’s deferral election.
          The Participant’s Deferral Account shall be credited with a Matching Contribution as of the date and in such amount as is determined by the Company in its sole discretion.
          The Company shall also credit to Participant’s Deferral Account any Discretionary Contributions that it makes on behalf of the Participant which may be stated as a dollar amount or a percentage of the Participant’s compensation. In the event the Company makes a Discretionary Contribution to Participant’s Discretionary Contribution Account, the vested portion of the Participant’s Account shall be a percentage of the total amount credited to his Participant’s Account determined according the vesting schedule provided to the Executive by the Committee upon declaring the Discretionary Contribution. In the alternative, the vesting schedule may be included in an employment agreement between the Company and the Participant.
          Notwithstanding the foregoing, in the event of a Change in Control or the Participant’s death or Disability, the Participant’s entire Deferral Account shall become 100% vested. In the event of Participant’s Separation from Service for any reason other than Change in Control, death or Disability, the Participant shall forfeit any unvested portion of the Discretionary Contribution Account.
          The Participant’s Deferral Account shall be credited at an annual rate equal to the Crediting Rate, compounded quarterly, and such credit shall occur on a quarterly basis, based on the average balance of the Participant’s Deferral Account for that quarter. The Compensation Committee shall keep such records as are necessary to determine the value of a Participant’s Deferral Account. The Compensation Committee shall adjust the Crediting Rate as of the first day of each Plan Year.
     8. Payment of Deferral Account Value
          (a) Deferral Accounts. Except as otherwise provided below, the Company shall, with respect to the Deferral Account for each Participant, cause to be paid to such Participant on or within 30 days after the applicable Payment Date, the value of such vested Deferral Account in either a single lump sum or in ten or fewer substantially equal annual payments, which shall be determined by assuming that the rate of return on the Deferral Account, while it is being paid to the Participant, is the Crediting Rate in effect on the Payment Date, all pursuant to the express terms and conditions of the Plan and the applicable Election Agreement. The Participant’s deferral election shall be made pursuant to Section 6 above. At the time of the Participant’s initial deferral election, the Participant shall designate the form of distribution of such deferred compensation. Prior to December 31, 2008, Participant may change his or her election with respect to the form of benefit payment provided that both of the following conditions are met: (1) the change does not result in the acceleration into 2008 a payment that would otherwise have been made in 2009 or later; and (2) the change does not result in the delay of a payment that would have been made in 2008 until 2009 or later. After December 31, 2008, the Participant may change his or her election with respect to the form of distribution only if (i) such election cannot take effect for at least 12 months after it is made; (ii) except for distributions upon the Participant’s death, Disability, or Unforeseeable Emergency, the election must defer the first scheduled payment for at least 5 years; and (iii) with respect to payments to be made at a specified time or pursuant to a specified schedule, the election must be made at least 12 months before the first scheduled payment. The Participant’s Discretionary Contributions Account shall generally be distributed at the same time as the remainder the Participant’s Deferral Account. Notwithstanding the foregoing, at the time it agrees to make one or more Discretionary Contributions to a Participant’s Deferral Account, the Company may set forth in an award agreement with the Participant or in an employment agreement with the Participant different terms of payment for the Participant’s Discretionary Contribution. Such payment terms shall comply with Code Section 409A and the regulations thereunder,
          (b) Unforeseeable Emergency. Participant may withdraw all or a portion of Participant’s Plan account upon the occurrence of an Unforeseeable Emergency. The amounts distributed with respect to an Unforeseeable Emergency shall not exceed the amounts necessary to satisfy such emergency, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent liquidation of such assets would not itself cause severe financial hardship). Notwithstanding any provision of this Section 8, any distribution on account of an unforeseeable emergency shall satisfy the requirements of Code Section 409A and the regulations thereunder.
          (c) Disability. If a Payment Date occurs by reason of a determination by the Company that the Participant has become Disabled, and if the Disability is due to mental incapacity, any cash payable shall be paid to the Participant’s legally appointed personal representative. If no such representative has been appointed, then payment shall be made to the Participant’s spouse, or if the Participant is then unmarried, then cash to be paid shall be held until the persons, who would be entitled thereto if the Participant were then to die intestate, make proper claim to the Company for such amount. Such payment shall be made to the Participant if the Disability is not due to mental incapacity.
          (d) Death. If a Payment Date occurs because the Participant dies, any cash to be paid shall be paid to the Participant’s beneficiary (or beneficiaries) as designated in the applicable Election Agreement, or, if none are so designated, in the name of and to the legally appointed personal representative of the Participant’s estate. If no legal proceedings for such appointment have been instituted within 60 days after receipt by the Company of notice of the Participant’s death, such payment shall be made as if no legal representative has been appointed in accordance with Section 8(b) above. Notwithstanding the foregoing, if cash payments have already commenced to a Participant and the Participant dies, the remaining payments shall be made to the individuals or entities as otherwise determined in this Section 8(d), at the same time such payments would have been made to the Participant.

          (e) Six Month Delay. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not, to the extent required by Section 409A, commence earlier than 6 months after the date of Separation from Service. Any such distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service, provided that to the extent permitted by Section 409A of the Code, only payments scheduled to be paid during the first 6 months after the date of such Separation from Service shall be delayed and such delayed payments shall be paid in a single sum on the first day of the seventh month following the date of such Separation from Service.
     9. Administration. The Compensation Committee shall be generally responsible for the administration of the Plan, but may delegate any portion of such responsibility that the Board determines to be appropriate. The Compensation Committee shall have the power to interpret any Plan provision, to prescribe, amend and rescind rules and regulations relating to the Plan and to make all other determinations that they deem necessary or advisable to administer the Plan. The Compensation Committee shall establish a claims procedure for the Plan to resolve any disputes that may arise in the administration of the Plan. The Company shall be the named fiduciary of the Plan.
     10. Status of Deferral Accounts. The Company shall have full and unrestricted use of all property or amounts payable pursuant to the Plan, and title to and beneficial ownership of any assets which the Company may earmark to pay the amounts hereunder shall at all times remain in the Company and no Eligible Executive shall have any property interest whatsoever in any specific assets of the Company. The Deferral Account is not intended to be a trust account or escrow account for the benefit of a Participant or any other person, or an asset segregation for the benefit of a Participant or any other person. The sole right of a Participant, or a Participant’s heirs or personal representatives, is a right as an unsecured general creditor of the Company to claim any dollar amounts consistent with the Participant’s Election Agreement and the Plan. Notwithstanding the above provisions, the Company may establish a grantor trust to provide additional security to Participants that amounts under this Plan will be properly paid, provided that the status of Participants with respect to assets of the grantor trust remains that of general unsecured creditors. In addition, the Company or the Bank may purchase insurance on a Participant’s life to provide for the payment of the Participant’s Account Balance, provided that the Company or the Bank is the sole owner of such insurance. In the event insurance is purchased on the life of a Participant, and the Participant commits suicide within two years following the purchase of such insurance or the Participant makes a material misstatement of fact on an application for such life insurance, then the Participant shall forfeit the portion of his or her Account Balance equal to the premiums paid by the Company for such insurance. The Company shall provide each Participant with an annual report of his or her Deferral Account balances within 30 days following the end of each Plan Year.
     11. Amendment or Termination. The Compensation Committee may, at any time and from time to time, terminate the Plan or make such amendments as it deems advisable; provided, however, that no such termination or amendment shall adversely affect or impair the contract rights of a Participant with respect to an effective Election Agreement, unless such Participant shall consent in writing to such termination or amendment. The Compensation Committee’s right to amend the Plan shall include the right to amend prospectively the Crediting Rate. Notwithstanding anything to the contrary in Section 11, distributions following termination of the Plan shall be made in the same time and manner specified in the Plan except to the extent provided by Code Section 409A and the final regulations thereunder, including, not by way of limitation, Treas. Reg. §1.409A-3(j)(4)(ix)(A)-(D).
     12. Non-Plan Deferral Arrangements. The Company does not intend that this Plan affect any presently existing deferral arrangement or preclude the Company from implementing additional deferral arrangements.
     13. Costs of Enforcement. The Company shall pay all expenses of a Participant, including but not limited to attorney fees, incurred in enforcing payments by the Company pursuant to this Plan.
     14. Future Employment. Nothing in this Plan or in any Election Agreement shall obligate a Participant to continue to serve as an executive, or require the Company to employ the Participant for any period of time. For purposes of this provision, the term “Company” shall include any affiliate of the Company that adopts this Plan.
     15. No Alienation. No amounts deliverable under the Plan or under an Election Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrances or change, other than by will or the laws of descent and distribution.
     16. Withholding. The Company is entitled to withhold and deduct from any amounts due from the Company to a Participant, all legally required amounts necessary to satisfy any federal, state or local withholding and employment-related taxes arising directly or indirectly in connection with the Plan or any Election Agreement, and the Company may require the Participant to remit promptly to the Company the amount of such taxes before taking any future actions with respect to the Participant’s Deferral Accounts or Election Agreements. For purposes of this provision, the term “Company” shall include the any affiliate of the Company that has adopted this Plan.
     17. Binding Effect. This Agreement shall bind the Participant, the Company and any affiliate of the Company that has adopted the Plan, and their beneficiaries, survivors, executors, administrators and transferees.

     18. Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of Illinois, except to the extent preempted by the laws of the United States of America.
CERTIFICATION
     The foregoing Plan was duly adopted by the Board of Directors on December 20, 2004 and amended on December 15, 2008.

PRINCETON NATIONAL BANCORP, INC.

By: Its:	/s/ Lou Ann Birkey Vice President, Investor Relations &
Corporate Secretary

EXHIBIT A
PRINCETON NATIONAL BANCORP, INC.
DEFERRED COMPENSATION PLAN
ELECTION AGREEMENT
Deferral Election
For the Plan Year beginning January 1, 200 and ending December 31, 200 :

☐	I elect to defer % of the Compensation payable to me by the Company in exchange for payment in cash upon the applicable Payment Date in accordance with the Plan. Notwithstanding the foregoing election, in no event do I wish to defer Compensation in excess of $ . (If the latter blank is not completed, there will be no dollar limit on the Compensation deferred for the above referenced Plan Year.)

☐	I elect to defer $ of the Compensation payable to me by the Company in exchange for payment in cash upon the applicable Payment Date in accordance with the Plan. I will start at % and increase the percentage when I reach the 401(k) maximum deferral amount of $ . Notwithstanding the foregoing election, in no event do I wish to defer Compensation in excess of $ .
Form of Benefit
          If this is your first election as a Participant in the Plan, you must make an election as to the form of the payment of your benefit. If this is not your first election, do not complete this section.
☐	I elect to receive payment of my Deferral Account under the Plan in a single lump sum within 30 days of the Payment Date determined in accordance with the Plan.

☐	I elect to receive payment of my Deferral Account under the Plan in (not to exceed 10) substantially equal annual payments commencing within 30 days of the Payment Date determined in accordance with the Plan.

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Change in Election of
Form of Benefit
          Except as described below, your benefit payment will be paid or commence to be paid within 30 days following your first Payment Date under the Plan. “Payment Date” means the earliest of your Separation from Service, as defined in the Plan (which includes voluntary or involuntary resignation), your death, the date of a Change in Control, or your Disability. Prior to December 31, 2008, you may change your election with respect to the form of benefit payment provided that both of the following conditions are met: (1) the change does not result in the acceleration into 2008 a payment that would otherwise have been made in 2009 or later; and (2) the change does not result in the delay of a payment that would have been made in 2008 until 2009 or later. After December 31, 2008, you may change your election with respect to the form of distribution only if (i) such election cannot take effect for at least 12 months after it is made; (ii) except for distributions upon your death, Disability, or Unforeseeable Emergency, the election must defer the first scheduled payment for at least 5 years; and (iii) with respect to payments to be made at a specified time or pursuant to a specified schedule, your election must be made at least 12 months before the first scheduled payment.
☐	I elect to receive payment of my Deferral Account under the Plan in a single lump sum within 30 days of the Payment Date determined in accordance with the Plan.

☐	I elect to receive payment of my Deferral Account under the Plan in ___ (not more than 10) substantially equal annual payments commencing within 30 days of the Payment Date determined in accordance with the Plan.
          This Election Agreement must be delivered to the Company at Princeton National Bancorp, Inc., 606 South Main Street, Princeton, Illinois 61356; Attention: Secretary at least one month prior to the first day of the applicable Plan Year, unless otherwise specified by the Compensation Committee.

Dated:

Accepted by the Company this day of .

By:
Its:	President & C.E.O.

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